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                                                                    EXHIBIT 23.2

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Blue Rhino Corporation for the registration of 4,712,600 shares of its common stock and to the incorporation by reference therein of our report dated October 2, 2001, (except for Note 23, as to which the date is April 1, 2002) with respect to the consolidated financial statements and schedule included in Form 10-K/A of Blue Rhino Corporation for the year ended July 31, 2001, filed with the Securities and Exchange Commission.




                                                           /s/ Ernst & Young LLP



Greensboro, North Carolina
April 5, 2002